Exhibit 99.1

SCYNEXIS Reports Full Year 2023 Financial Results

and Provides Corporate Update

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SCY-247’s IND-enabling activities continue to advance with initiation of Phase I anticipated in the second half of 2024

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Data analysis for the FURI study is ongoing; top line data from the CARES study has been received and is positive and consistent with previously disclosed results from interim analyses

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The clinical study reports for FURI, CARES and NATURE in refractory invasive fungal infections are on target for delivery to GSK in the first half of 2024 which would trigger a $10 million development milestone payment to SCYNEXIS

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SCYNEXIS ended 2023 with cash, cash equivalents and investments of $98.0 million and projects a cash runway of more than two years

JERSEY CITY, N.J., March 28, 2024 – SCYNEXIS, Inc. (NASDAQ: SCYX), a biotechnology company pioneering innovative medicines to overcome and prevent difficult-to-treat and drug-resistant infections, today reported financial results for the year ended December 31, 2023.

“SCYNEXIS had a year of significant progress in 2023, laying the foundation for future success by monetizing our first antifungal, BREXAFEMME®, and progressing the development of SCY-247, our next generation compound,” said David Angulo, M.D., President and Chief Executive Officer. “SCY-247 continues to demonstrate highly encouraging preclinical results, with potent activity against a broad range of fungal pathogens, including mucormycosis. We look forward to continuing IND-enabling activities, culminating in the initiation of the first Phase I clinical study later this year. We are working diligently toward the resumption of the MARIO Phase III study of ibrexafungerp in invasive candidiasis and, with our strong cash balance, we are well-positioned to continue advancing SCY-247 as the next potential weapon in the fight against deadly fungal infections.”

SCY-247 Preclinical Development Program

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Phase I enabling development activities for SCY-247, the next generation fungerp from SCYNEXIS’ proprietary antifungal platform, continue to progress. A portion of these activities, including assessing the compound's activity against Candida auris and Mucorales, are being supported by National Institute of Health (NIH) grants. Phase I initiation is anticipated in the second half of 2024.

Ibrexafungerp Clinical and Regulatory Updates

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In March 2023, SCYNEXIS and GSK entered into an exclusive license agreement for the development, manufacturing and commercialization of ibrexafungerp (BREXAFEMME). The agreement was amended in December of 2023 in connection with the delay in the commercialization of BREXAFEMME and further clinical development of ibrexafungerp

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associated with the potential cross contamination of ibrexafungerp drug substance with a non-antibacterial beta lactam compound. The deal has a total potential value of $448 million plus royalties (revised from $593 million plus royalties), including development milestone payments of up to $72.35 million, regulatory approval milestone payments of up to $49 million, commercial milestone payments of up to $57.5 million based on the first commercial sale in invasive candidiasis, and sales milestone payments of up to $179.5 million. SCYNEXIS is eligible to receive royalty payments based on cumulative global annual sales of Ibrexafungerp in the mid-single digit to mid-teen range. To date, SCYNEXIS has received an upfront payment of $90 million and a development milestone of $25 million.

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Final study reports from the completed FURI, CARES, SCYNERGIA, NATURE, and VANQUISH studies are anticipated to be delivered to GSK in the first half of 2024, which would trigger a $10 million development milestone payment to SCYNEXIS. Top line data from the CARES study is positive and consistent with previously disclosed results from interim analyses. It is anticipated that the CARES data will be presented at a future scientific meeting.

Scientific Presentations

Physician awareness and enthusiasm towards the fungerp class addressing critical antimicrobial resistant threats continues to build at medical conferences.

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Presented preclinical efficacy data on SCY-247 for the treatment of mucormycosis at the 11th Advances Against Aspergillosis and Mucormycosis (AAAM) Conference held in Milan, Italy January 25 – 27, 2024. The poster featured results from a study in a highly lethal mouse model of mucormycosis that demonstrated statistically significant improvement in overall survival and reduced fungal burden following treatment with SCY-247 alone and in combination with standard of care liposomal amphotericin B (LAMB) compared to placebo.

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Presented preclinical data on SCY-247 at the 11th Congress on Trends in Medical Mycology (TIMM) held in Athens, Greece October 20-23, 2023. The oral presentation featured a preclinical study that demonstrated potent and broad-spectrum activity of SCY-247 against a range of fungal pathogens, including multi-drug resistant strains, in in vitro and in vivo models.

Full Year 2023 Financial Results

License agreement revenue was $139 million for the full year 2023, compared to $103 thousand for the full year 2022. License agreement revenue primarily consists of the $130.1 million recognized upon the transfer of the license associated with the GSK License Agreement in May 2023. BREXAFEMME generated net product revenue of $1.0 million for the full year 2023, compared to $5.0 million for the full year 2022.

Cost of product revenue was $15.6 million for the full year 2023 compared to $0.6 million for the full year 2022. The increase was primarily due to the $14.6 million impairment loss on the recoverability of raw material inventory given the potential cross-contamination of ibrexafungerp.

Research and development expense for the full year 2023 increased to $30.9 million from $27.3 million versus the comparable prior year. The increase of $3.7 million, or 14%, was primarily driven by increased clinical costs for the MARIO study and the costs associated with the closing activities for the FURI, CARES, and SCYNERGIA studies.

SG&A expense for the full year 2023 decreased to $20.9 million from $63.0 million versus the comparable prior year. The decrease of $42.0 million, or 67%, was primarily driven primarily by reductions in BREXAFEMME commercialization expenses.

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Total other expense was $5.5 million for the full year 2023, versus income of $18.2 million for the comparable prior year. During the full years 2023 and 2022, SCYNEXIS recognized a non-cash loss of $3.2 million and a non-cash gain of $22.3 million, respectively, on the fair value adjustment of the warrant liabilities and non-cash loss of $0.2 million and a $1.3 million non-cash gain, respectively, on the fair value adjustment of derivative liabilities.

Net income for the full year 2023, was $67.0 million, or $1.40 basic income per share, compared to a net loss of $62.8 million, or $1.47 basic loss per share for the comparable prior year.

Cash Balance

Cash, cash equivalents and investments totaled $98.0 million on December 31, 2023, compared to $73.5 million on December 31, 2022. Based upon the company’s current operating plan, SCYNEXIS believes that its existing cash, cash equivalents and investments provide a cash runway beyond two years.

About Triterpenoid Antifungals

Triterpenoid antifungals (also known as “fungerps”) are a novel class of structurally distinct glucan synthase inhibitors that combine the well-established activity of glucan synthase inhibitors with the potential flexibility of having oral and intravenous (IV) formulations. They have demonstrated broad-spectrum antifungal activity against multidrug-resistant pathogens, including azole- and echinocandin-resistant strains. Ibrexafungerp is the first representative of this novel class of antifungal agents. Ibrexafungerp, formerly known as SCY-078, is currently approved in the U.S. for the treatment of vulvovaginal candidiasis and is in late-stage of development for invasive candidiasis and other indications. SCY-247 is a next generation fungerp in pre-clinical development for the treatment of life-threatening and often multi-drug resistant fungal diseases including Candida auris infections.

About SCYNEXIS

SCYNEXIS, Inc. (NASDAQ: SCYX) is a biotechnology company pioneering innovative medicines to help millions of patients worldwide overcome and prevent difficult-to-treat infections that are becoming increasingly drug-resistant. SCYNEXIS is developing the company’s proprietary antifungal platform “fungerps.” Ibrexafungerp, the first representative of this novel class, has been licensed to GSK. The U.S. Food and Drug Administration (FDA) approved BREXAFEMME® (ibrexafungerp tablets) in June 2021, for its first indication in vulvovaginal candidiasis (VVC), followed by a second indication in November 2022, for reduction in the incidence of recurrent VVC. Late-stage clinical investigation of ibrexafungerp for the treatment of life-threatening invasive fungal infections in hospitalized patients is ongoing. Additional antifungal assets from this novel class are currently in pre-clinical and discovery phase, including the compound SCY-247. For more information, visit www.scynexis.com.

Forward-Looking Statements

Statements contained in this press release regarding expected future events or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding: SCYNEXIS’s expectation that it will have a cash runway of more than two years; delivery of clinical study reports to GSK in the first half of 2024, anticipated initiation of Phase I clinical studies of SCY-247 in the second half of 2024; and the resumption of the MARIO study. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such

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forward-looking statements. These risks and uncertainties include, but are not limited to, risks inherent in regulatory and other costs in developing products. These and other risks are described more fully in SCYNEXIS' filings with the Securities and Exchange Commission, including without limitation, its most recent Annual Report on Form 10-K filed on March 31, 2023, and form 10-Q for the quarter ending September 30th, 2023, including under the caption "Risk Factors." All forward-looking statements contained in this press release speak only as of the date on which they were made. SCYNEXIS undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT:

Investor Relations
Irina Koffler

LifeSci Advisors

Tel: (646) 970-4681

ikoffler@lifesciadvisors.com

SCYNEXIS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Years Ended December 31,
	2023	2022
Revenue:
Product revenue, net	$1,044	$4,988
License agreement revenue	139,097	103
Total revenue	140,141	5,091
Operating expenses:
Cost of product revenue	15,624	628
Research and development	30,928	27,259
Selling, general and administrative	20,920	62,961
Total operating expenses	67,472	90,848
Income (loss) from operations	72,669	(85,757)
Other expense (income):
Amortization of debt issuance costs and discount	2,994	1,589
Interest income	(3,954)	(1,415)
Interest expense	3,130	5,198
Other income	—	(3)
Warrant liabilities fair value adjustment	3,166	(22,301)
Derivative liability fair value adjustment	154	(1,316)
Total other expense (income)	5,490	(18,248)
Income (loss) before taxes	67,179	(67,509)
Income tax (expense) benefit	(138)	4,700
Net income (loss)	$67,041	$(62,809)
Net income (loss) per share attributable to common stockholders – basic
Net income (loss) per share – basic	$1.40	$(1.47)
Net income (loss) per share attributable to common stockholders – diluted
Net income (loss) per share – diluted	$1.39	$(1.47)
Weighted average common shares outstanding – basic and diluted
Basic	47,852,833	42,613,510
Diluted	48,390,582	42,613,510

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SCYNEXIS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$34,050	$45,814
Short-term investments	40,312	27,689
Prepaid expenses and other current assets	5,548	2,503
License agreement receivable	2,463	—
License agreement contract asset	19,363	—
Accounts receivable, net	—	2,101
Inventory, net	—	899
Restricted cash	380	55
Total current assets	102,116	79,061
Investments	23,594	—
Other assets	—	5,511
Deferred offering costs	175	73
Restricted cash	163	163
Intangible assets, net	—	408
Operating lease right-of-use asset	2,364	2,594
Total assets	$128,412	$87,810
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,149	$5,937
Accrued expenses	7,495	5,628
Deferred revenue, current portion	1,189	—
Other liabilities, current portion	—	5,771
Operating lease liability, current portion	340	282
Warrant liabilities	130	—
Total current liabilities	16,303	17,618
Deferred revenue	2,727	—
Warrant liabilities	21,680	18,644
Convertible debt and derivative liability	12,159	11,001
Loan payable	—	34,393
Operating lease liability	2,581	2,921
Total liabilities	55,450	84,577
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, authorized 5,000,000 shares as of December 31, 2023 and December 31, 2022; 0 shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized as of December 31, 2023 and 2022; 37,207,799 and 32,682,342 shares issued and outstanding as of December 31, 2023, and December 31, 2022, respectively	40	36
Additional paid-in capital	428,169	425,485
Accumulated deficit	(355,247)	(422,288)
Total stockholders’ equity	72,962	3,233
Total liabilities and stockholders’ equity	$128,412	$87,810

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